Exhibit 99.1

CytRx Reports Third Quarter Financial Results

– Recent highlights include initiation of second Phase 2 clinical trial with bafetinib for advanced prostate cancer and award of non-dilutive funds under the Qualifying Therapeutic Discovery Project –

LOS ANGELES (November 8, 2010) CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the three months and nine months ended September 30, 2010, and provided a business update.  The Company also announced the filing of a shelf registration statement with the Securities and Exchange Commission to replace its existing shelf registration, which expires in December 2010.

“We are firmly focused on advancing development of our highly promising oncology portfolio,” said Steven A. Kriegsman, CytRx President and CEO. “In September we began enrolling patients in our PROACT Phase 2 proof-of-concept prostate cancer clinical trial – our second clinical trial evaluating the efficacy and safety of bafetinib in patients with advanced cancers. We continue recruiting patients in our ENABLE clinical trial in patients with a late-stage form of leukemia known as high-risk B-cell chronic lymphocytic leukemia or B-CLL.

“Last week we were awarded a nontaxable, non-dilutive grant of approximately $735,000 related to our INNO-206, tamibarotene and bafetinib programs under the Qualifying Therapeutic Discovery Project Program. We believe this grant serves as further validation of the potential of our oncology portfolio, with each compound designed to have advantages over currently marketed oncology drugs. We will receive $635,000 of the grant this year and the remaining $100,000 in 2011.

“We also replaced our shelf registration filing with the SEC.  Having a current shelf registration provides us with flexibility in considering future financing alternatives and makes sense from a strategic standpoint, although we have no immediate plans to use this registration statement.  As we reported in our quarterly report for the third quarter, we believe that our current cash on hand, together with our marketable securities and proceeds from possible future sales of our shares of RXi Pharmaceuticals (Nasdaq: RXII), will be sufficient to fund our operations for the foreseeable future,” he added.

Third Quarter Financial Results
CytRx reported a net loss for the three months ended September 30, 2010 of $4.4 million, or $0.04 per share, based on 109.1 million weighted average shares outstanding. The Company reported comprehensive income of $3.6 million, which reflected an unrealized gain on available-for-sale securities of RXi. The Company reported net income applicable to common stockholders for the three months ended September 30, 2009 of $3.9 million, or $0.04 per diluted share based on 105.8 million diluted weighted average shares outstanding.  Net income for the third quarter of 2009 reflected the recognition of $6.7 million in service revenue from the ALS Charitable Remainder Trust, or ALSCRT, and the gain on sale of RXi shares of $1.2 million.

Research and development (R&D) expenses were $2.8 million for the three months ended September 30, 2010, compared with $1.2 million for the three months ended September 30, 2009. The increase in R&D expenses was due to the ramp up of the Company’s oncology clinical trials.  R&D expenses for the third quarter of 2010 related to various development programs, including development costs of $0.5 million for the INNO-206 program, $1.4 million for the bafetinib program and $0.3 million for the tamibarotene program, with the remainder primarily related to R&D support costs.

General and administrative (G&A) expenses were $1.8 million for the third quarter of 2010, compared with $2.6 million for the third quarter of 2009. Lower G&A expenses for the third quarter of 2010 were due to a decrease in stock option expense.

In the third quarter of 2009, the Company recognized an impairment loss of $1.2 million resulting from the write-down of laboratory equipment available for sale.

CytRx reported cash, cash equivalents and marketable securities totaling $30.8 million as of September 30, 2010, compared with cash and cash equivalents of $32.6 as of December 31, 2009. CytRx's approximate 17% ownership stake in RXi Pharmaceutical (NASDAQ: RXII) as of September 30, 2010 had a market value of approximately $8.8 million.

About CytRx's Oncology Portfolio

Bafetinib
CytRx holds rights to bafetinib (formerly known as INNO-406) in all territories except Japan. Bafetinib is a potent, orally available, rationally designed, dual Bcr-Abl and Lyn kinase inhibitor, which was developed as a third-line treatment for patients with CML and certain forms of acute myeloid leukemia (AML) that are refractory or intolerant of other approved treatments. In November 2008, CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international, open-label Phase 1 dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec® and, in some cases, second-line tyrosine kinase inhibitors such as dasatinib and nilotinib. In April 2010, the Company announced that bafetinib had received official notification from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) that a positive opinion was made regarding the application for orphan medicinal product status for the treatment of chronic myeloid leukemia (CML). Bafetinib also has been granted Orphan Drug Status for the treatment of Philadelphia chromosome-positive (Ph+) CML by the U.S. Food and Drug Administration (FDA).

Tamibarotene
CytRx holds the North American and European rights to tamibarotene as a treatment for APL.  Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than ATRA, the current first-line treatment for APL. Tamibarotene is being evaluated for efficacy and safety in a Phase 2 trial as a third-line treatment for APL, and in a Phase 1/2 dose escalation trial in combination with arsenic trioxide (ATO) in relapsed APL to determine maximum dose and dose-limiting toxicity.  The FDA has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with ATRA and ATO. Tamibarotene also has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL. The estimated annual market potential in the U.S. and Europe for tamibarotene in as a treatment for refractory, maintenance and front-line therapy in APL is up to $150 million. In addition, the Company has announced plans to conduct a Phase 2 clinical trial of tamibarotene as a treatment for stage IIIb and IV non-small-cell lung cancer.

INNO-206
INNO-206 is a tumor-targeting pro-drug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor.  In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin.  Objective clinical responses were seen in patients with sarcoma, breast and lung cancers.  The Company also has announced that INNO-206 demonstrated statistically significant results in animal models of breast cancer, small cell lung cancer, pancreatic cancer and ovarian cancer.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: bafetinib, tamibarotene and INNO-206. The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) and the PROACT Phase 2 clinical trial in advanced prostate cancer, and plans to begin a pharmacokinetic clinical trial in brain cancer. With its tumor-targeting pro-drug candidate INNO-206, CytRx plans to initiate Phase 2 proof-of-concept clinical trials as a treatment for pancreatic cancer and soft tissue sarcomas, following an abbreviated safety trial. In addition, CytRx is conducting a clinical trial of tamibarotene as a treatment for acute promyelocytic leukemia, and has announced plans to initiate clinical testing of tamibarotene for non-small-cell lung cancer. CytRx is also developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease. CytRx maintains a 17% equity interest in publicly traded RXi Pharmaceuticals, Inc. (NASDAQ: RXII). For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the ability to obtain regulatory approval for clinical testing of INNO-206, bafetinib, tamibarotene, or the Company's molecular chaperone drug candidates, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206 for pancreatic cancer or soft tissue sarcomas, bafetinib for B-CLL, prostate cancer or brain cancer, or tamibarotene for APL or non-small-cell lung cancer, might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into partnerships or other transactions to advance the clinical development of its portfolio of drug candidates, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, bafetinib, tamibarotene, or the Company's molecular chaperone drug candidates, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

[Financial tables to follow]

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$10,159,243	$9,893,590
Marketable Securities	20,567,861	22,750,000
Investment in RXi Pharmaceuticals – at market	8,817,561	—
Receivable	78,850	139,680
Income taxes recoverable	519,158	519,158
Interest receivable	69,897	130,779
Assets held for sale	—	73,634
Prepaid expense and other current assets	728,317	1,088,074
Total current assets	40,940,887	34,594,915
Equipment and furnishings, net	341,302	174,959
Goodwill	183,780	183,780
Other assets	316,001	323,235
Total assets	$41,781,970	$35,276,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,414,995	$1,066,055
Accrued expenses and other current liabilities	3,713,227	2,492,450
Warrant liability	1,777,625	3,370,701
Total current liabilities	6,905,847	6,929,206
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 109,762,454 and 109,538,821 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively.	109,762	109,539
Additional paid-in capital	228,882,948	227,441,591
Accumulated other comprehensive income, net of tax	8,817,561	—
Treasury stock, at cost (633,816 shares held at September 30, 2010 and December 31, 2009)	(2,279,238)	(2,279,238)
Accumulated deficit	(200,654,910)	(196,924,209)
Total stockholders’ equity	34,876,123	28,347,683
Total liabilities and stockholders’ equity	$41,781,970	$35,276,889

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Service revenue	$—	$6,678,903	$—	$9,125,397
License revenue	—	275,000	—	275,000
	—	6,953,903	—	9,400,397
Expenses:
Research and development	2,845,181	1,227,495	7,964,049	5,640,041
General and administrative	1,848,028	2,576,187	6,553,403	6,987,313
Impairment loss on fixed assets	—	1,187,305	—	1,187,305
	4,693,209	4,990,987	14,517,452	13,814,659

Income (loss) before other income	(4,693,209)	1,962,916	(14,517,452)	(4,414,262)
Other income:
Interest income	71,947	102,348	244,668	242,311
Other income, net	25,697	28,316	61,394	66,677
Gain on warrant derivative liability	181,499	544,040	1,593,076	544,040
Gain on sale of affiliate’s shares – RXi Pharmaceutical	—	1,224,951	8,887,614	1,224,951
Net income (loss) before provision for income taxes	(4,414,066)	3,862,571	(3,730,701)	(2,336,283)
Provision for income taxes	—	—	—	—
Net income (loss)	$(4,414,066)	$3,862,571	$(3,730,701)	(2,336,283)

Other comprehensive income (net of tax) Unrealized gain on available-for-sale securities	773,470	—	8,817,561	—

Comprehensive income	$3,640,596	$3,862,571	$5,086,860	(2,336,283)

Basic net income (loss) per share	$(0.04)	$0.04	$(0.05)	$(0.02)

Basic weighted average shares outstanding	109,131,738	104,118,353	109,055,634	96,977,544

Diluted net income (loss) per share	$(0.04)	$0.04	$(0.05)	$(0.02)

Diluted weighted average shares outstanding	109,131,738	105,766,094	109,055,634	96,977,544

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